EXHIBIT 99.1
For immediate release.	Contact:	Michael Martens
913.307.1000

1
Record Revenue Delivers Mediware’s Seventh Consecutive Quarter of Growth

Recent acquisitions and core services combine to continue strong quarterly performance; conference call scheduled for today, May 4, at 10:00 a.m. EDT, 9:00 a.m. CDT.

LENEXA, KS May 4 -- Mediware Information Systems, Inc. (Nasdaq: MEDW), reported total revenue for its third fiscal quarter ended March 31, 2010, of $12,806,000, a 26% increase over the $10,202,000 reported in the year ago quarter. Net income for the quarter was $891,000, or 11 cents per fully diluted share, a 5 cent or 84% increase over the $483,000, or 6 cents per fully diluted share in the third quarter of fiscal 2009. The results for the quarter represent the seventh straight period of both earnings and revenue growth.

Commenting on the quarter, Mediware president and chief executive officer, Thomas Mann said, “Our results in the third quarter show impressive increases across all our financial metrics and represent an important milestone for our business. Quarterly revenue is at an all-time high and our earnings performance nearly doubled from the same period in the previous year. The accomplishments in the quarter represent solid service performance in our core segments as well as good progress with newer products added through acquisitions. I’m very pleased with the results of the quarter.”

Year-to-date performance shows the progress that Mediware has made and illustrates the contributions of the most recent acquisitions. Revenue for the first three quarters of fiscal 2010 was $34.4 million, a 14% increase compared to the same period of fiscal 2009. Year-to-date fully diluted earnings per share increased 16 cents, or 123%, to deliver 29 cents per fully diluted share, compared to the 13 cents reported for the same period last year. These increases were partially driven by the financial contributions of recent acquisitions, which were not included in Fiscal 2009 results.

Continuing his remarks, Mr. Mann said, “The recent acquisitions of Healthcare Automation and Advantage Reimbursement delivered important revenue and earnings contributions during their first full quarter with us. The products and services provided by these organizations expand our footprint in the home infusion market considerably and represent an area of healthcare that we believe offers growth potential in the future.”

“Our InSight product line, which was the result of our acquisition of SciHealth in June of last year, also made great progress by adding a new customer and integrating it capabilities with Mediware’s existing products. These achievements have resulted in additional interest and activity that we expect to drive future sales.”

Among the quarter’s financial highlights:

•	Quarter-to-quarter revenue increased 26%, from $10.2 million in 2009 to $12.8 million;

•	Earnings for the quarter increased 84% over the prior year quarter, from 6 cents in Fiscal 2009 to 11 cents per fully diluted share in the current quarter;

•	Cash remains robust at $21.3 million;

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New system sales for JAC, the addition of Healthcare Automation and continued implementation revenue from a large WORx contract increased medication management related revenue to $7.1 million, from $5.2 million in the prior year;

•	A major new customer licensed InSight for use across a healthcare enterprise that includes a 900-bed hospital and more than 20 outpatient clinics;

•	Early BloodSafe customers are benefiting from the system, and BloodSafe was licensed at yet another prestigious hospital customer;

•	Advantage Reimbursement outsourcing projects contributed $0.9 million during its first full quarter.

Mr. Mann concluded: “Our growth strategy, which includes expanding into adjacent areas of healthcare through acquisition and introducing valuable new products into our existing customer base, is delivering results. These actions and the strength of our balance sheet provide me confidence we are doing the right things for the business.”

A conference call to discuss third quarter’s results is scheduled for today, Tuesday, May 4, 2010 at 10:00 am Eastern Daylight Time, 9:00 am Central Daylight Time.  Participants are encouraged to register online for the call in advance by going to http://www.directeventreg.com/registration/event/54186847. Participants without online access may call toll-free (888) 869-1189 or (706) 643-5902 to register for the call.  The conference ID is 54186847. Phone registrants should call in at least ten minutes prior to the scheduled start of the call to ensure registration is complete in time for the start of the presentation.

Mediware Information Systems, Inc. Income Statement Highlights (in thousands, unaudited):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2010	2009	2010	2009

System Sales	$2,525	$2,700	$7,739	$7,152
Services	$10,281	$7,502	$26,627	$22,898
Total Revenue	$12,806	$10,202	$34,366	$30,050
Expenses	$11,537	$9,527	$31,361	$28,820
Operating Income	$1,269	$675	$3,005	$1,230
Net Income	$891	$483	$2,293	$1,004
Earnings Per Share – Diluted	$0.11	$0.06	$0.29	$0.13

Condensed Balance Sheet Highlights (in thousands) (unaudited):

	As of
	March 31, 2010	June 30, 2009

Cash and Cash Equivalents	$21,342	$20,865
Working Capital	$16,719	$18,273
Stockholders’ Equity	$45,012	$41,897

A replay of the call will be available after the call’s completion for 5 days at 800-642-1687 (direct dial 706-645-9291).  The conference ID is 54186847.  After 5 days, the replay will be available on the company’s Web site: www.mediware.com.

About Mediware
Mediware delivers interoperable, best-of-breed software systems that integrate with electronic medical records to improve efficiencies and address safety concerns enabling healthcare organizations to improve care processes while decreasing costs. Core Mediware solutions include blood management technologies for hospitals and blood centers; medication management solutions for hospitals, behavioral health facilities, infusion and specialty pharmacy providers; and business intelligence-based performance management solutions for clinical, regulatory and financial aspects of the broader healthcare market. For more information about Mediware products and services, visit our Web site at www.mediware.com.
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Certain statements in this press release may constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, as the same may be amended from time to time (the "Act") and in releases made by the SEC from time to time.  Such forward-looking statements are not based on historical facts and involve known and unknown risks, uncertainties and other factors disclosed in the Company's Annual Report on Form 10-K for the year ended June 30, 2009, which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements.  The Company disclaims any obligation to update its forward-looking statements.